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                                                                     Exhibit 3.3

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             MCAFEE.COM CORPORATION

                             A DELAWARE CORPORATION



     McAfee.com Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is McAfee.com Corporation (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 23, 1998 and was duly amended on May 19, 1999.

     2. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Deleware on June 22, 1999.

     3. The Corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Deleware on July 28, 1999.

     4. The restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation by written consent pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware ("Delaware Law").

     5.   The restatement herein set forth has been duly adopted pursuant to
Section 245 of Delaware Law. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation as heretofore restated and amended.

     6. The text of the Corporation's Certificate of Incorporation, as amended to date, is hereby amended and restated to read in its entirety as follows:

                                  ARTICLE ONE

     The name of this corporation is McAfee.com Corporation (the "Corporation").

                                  ARTICLE TWO

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     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

     This Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $0.001 per share ("Preferred Stock"), and Common Stock, par value $0.001 per share ("Common Stock"). The total number of shares that the Corporation shall have the authority to issue is One Hundred Seventy Million (170,000,000). The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is Five Million (5,000,000). The total number of shares of Common Stock that the Corporation shall have the authority to issue is One Hundred Sixty Five Million (165,000,000), of which One Hundred Million (100,000,000) shares shall be designated Common Stock, Class A ("Class A Common"), and Sixty Five Million (65,000,000) shares shall be designated Common Stock, Class B ("Class B Common"). Upon the filing of this Second Amended and Restated Certificate of Incorporation, each five (5) shares of Common Stock shall be split into and reconstituted as three (3) shares of Common Stock.

     Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                  ARTICLE FIVE

     The shares of Class A Common and Class B Common shall be identical in all respects and shall have equal rights and privileges, except as expressly set forth in this Article V.

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     1.   Dividends. Subject to any preferential dividend rights of any series of Preferred Stock as may then be outstanding, dividends or distributions upon the Class A Common and Class B Common may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor, provided that identical dividends or distributions per share are declared and paid concurrently upon the shares of each such class; provided that only dividends, distributions, redemptions or other payments made in shares of Class A Common or Class B Common or other of the Corporation's equity securities subordinate to the Class B Preferred shall be made in respect of the Class A Common or Class B Common, or any other of the Corporation's securities junior in right to dividends or assets to the Series B Preferred. In the case of dividends or other distributions payable in Class A Common or Class B Common, only shares of Class A Common shall be distributed with respect to Class A Common and only shares of Class B Common shall be distributed with respect to Class B Common. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A shall be one-third of the voting rights of each such security paid to the holders of Class B Common, and such security paid to the holders of Class B Common shall convert into the security paid to the holders of Class A Common upon the same terms and conditions applicable to the Class B Common. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class A Common shall be one-third of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common, and such underying securities paid to the holders of Class B Common shall convert into the underlying securities paid to the holders of Class A Common upon the same terms and conditions applicable to the conversion of Class B Common into Class A Common.

     2. Stock Splits, Combinations and the Like. Neither the Class A Common nor the Class B Common shall be split, combined or subdivided unless at the same time there shall be a proportionate split, combination or subdivision of such other class of Common Stock.

     3. Rights Upon Liquidation or Dissolution. Subject to the preferential rights set forth herein of holders of the Preferred Stock, the holders of the Class A Common and the holders of the Class B Common shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any liquidation or dissolution of the Corporation.

     4. Voting. On all matters on which the holders of Common Stock shall be entitled to vote, each holder of Class A Common shall be entitled to one (1) vote per share and each holder of Class B Common shall be entitled to three (3) votes per share; provided, however, that in certain circumstances, as fully set forth in a Stockholders Agreement dated as of October 31, 1999 between the Corporation and Network Associates, Inc., and as amended from time to time, each holder of Class B Common shall be entitled to one (1) vote per share.

     5.   Conversion.

          (a) Optional Conversion. Subject to the provisions of this section 5, each holder of record of Class B Common may, at the sole discretion and option of such holder, convert any whole number or all of such holder's shares of Class B Common into fully paid and nonassessable shares of Class A Common at the rate of one (1) share of Class A Common for each share of Class B Common surrendered for conversion; provided, however, that such conversion shall not be effective unless and until any consents or approvals required under applicable securities laws shall have been obtained.

          (b) Automatic Conversion. The outstanding shares of Class B Common shall automatically be converted into Class A Common at the conversion rate specified in paragraph (a) above, without further action by the respective holder or holders of such shares, at the times and in the manner specified as follows: each share of Class B Common shall automatically convert into Class A Common immediately upon any sale, conveyance, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof or by any

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subsequent registered holder, other than any such transfer (1) to a person or entity controlling, controlled by or under common control with the initial registered holder or (2) to or from an employee stock ownership plan qualified under Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (a "Qualified Plan"); provided that in the event that any sale, conveyance, assignment or other transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer or attempt thereof by the holder (other than any transfer (1) to any person or entity controlling, controlled by or under common control with the initial registered holder or (2) to or from a Qualified Plan) shall be subject to automatic conversion upon the terms and conditions set forth herein.

     (c) Mechanics of Conversion. To exercise the optional conversion privilege set forth herein, the holder of shares of Class B Common shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and the payment in cash of any amount required pursuant to subparagraph 5(e) below and sufficient to transfer the Class B Common being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation at such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with the address or addresses, in which the certificate or certificate for Class A Common which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Class B Common as aforesaid, the Corporation shall issue and deliver at such Conversion Agent to such holder, or on the holder's written order, a certificate or certificates for the number of full shares of Class A Common issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Class B Common in any case in which fewer than all of the shares of Class B Common represented by a certificate are converted.

     Each conversion pursuant to subparagraph 5(b) shall be deemed to have been effected when the share is transferred or proposed to be transferred. In each such case the person or persons in whose name or names any certificate of certificates for Class A Common shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Common represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately following the opening of business on the next day on which the stock transfer books of the Corporation shall be open. Following any such automatic conversion, the share or shares of Class B Common so converted shall cease to be outstanding, notwithstanding the fact that the holder or holders may not have surrendered the certificate or certificates representing such Class B Common for conversion, and such certificate or certificates shall thereafter represent solely the right to receive a certificate or certificates for Class A Common issuable upon conversion of the Class B Common so converted, upon surrender of such certificate or certificates to the Corporation or its Conversion Agent, of the certificate or certificates for Class B Common so converted.

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     (d)  Reservation of Shares. The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common, solely for the purposes of effecting the conversion of the outstanding Class B Common, such number of shares of Class A Common as shall from time to time be sufficient to effect conversion of all outstanding Class B Common.

     (e) Payment of Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common on conversion of the Class B Common pursuant hereto; provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common in a name other that of the original holder of the Class B Common to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (f) Additional Rights of Class B Common. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of any class of Common Stock are exchanged for or changed into other stock or securities, then, and in such event, the shares of each class of Common Stock (assuming conversion of the Class B Common into Class A Common at the rate specified in subparagraph 5(a) above) shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or changed; provided, however, that if shares of Class A Common and Class B Common are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common and Class B Common differ as provided herein.

     In the event of a reclassification, change of outstanding shares (other than a change in par value or as a result of any subdivision or combination) or other similar transaction as a result of which the shares of Class A Common are converted into another security, then a holder of Class B Common shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

     If a share of Class B Common shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.

                                  ARTICLE SIX

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     The Corporation is to have perpetual existence.

                                 ARTICLE SEVEN

     The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose term expire at such annual meeting.

                                  ARTICLE EIGHT

     In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE NINE

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article Ten, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Ten, shall eliminate or reduce the effect of this Article Ten, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ten, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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                                   ARTICLE TEN

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE ELEVEN

     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                 ARTICLE TWELVE

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                ARTICLE THIRTEEN

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                ARTICLE FOURTEEN

     The Corporation expressly elects not to be governed by the provisions of
Section 203 of the Delaware General Corporation Law.

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     THE UNDERSIGNED, being the Chief Executive Officer of this Corporation, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand on November __, 1999.

                                       MCAFEE.COM CORPORATION
                                       a Delaware corporation

                                       By:
                                          --------------------------------
                                          Srivats Sampath
                                          Chief Executive Officer

ATTEST:

By:
    ---------------------------
      Kurt Berney
      Assistant Secretary


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